PURCHASE AND ASSUMPTION AGREEMENT

                                     BETWEEN

                  KEYSTONE FINANCIAL BANK, NATIONAL ASSOCIATION

                                    as Seller

                                       and

                            DOWNINGTOWN NATIONAL BANK

                                  as Purchaser

                                      as of

                                 January 6, 1999

                                TABLE OF CONTENTS
                                                                                                               Page
ARTICLE I             PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES                                            6

1.0      Definitions                                                                                              6
1.1      Effective Date                                                                                           8
1.2      Transfer                                                                                                 8
1.3      Additional Obligations of the Purchaser                                                                  9
1.4      Additional Obligations of the Seller                                                                    12
1.5      Certain Transitional Matters                                                                            14
1.6      Indemnification                                                                                         18
1.7      Prorations                                                                                              19
1.8      Settlement Procedure                                                                                    20
1.9      Employees                                                                                               21

ARTICLE II            REPRESENTATIONS AND WARRANTIES OF SELLER                                                   22

2.1      Corporate Organization                                                                                  23
2.2      Real Estate                                                                                             23
2.3      Title to Personal Property; Encumbrances                                                                23
2.4      No Violation                                                                                            24
2.5      True Statements                                                                                         25
2.6      Limitation of Warranties                                                                                25
2.7      Deposits                                                                                                25
2.8      Deposit Insurance                                                                                       25
2.9      Status of Loans                                                                                         25
2.10     No Adverse Litigation                                                                                   26
2.11     Environmental Matters                                                                                   26

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF PURCHASER                                                28

3.1      Corporate Organization                                                                                  28
3.2      No Violation                                                                                            28
3.3      Broker                                                                                                  29
3.4      Environmental Matters                                                                                   29
3.5      Confidentiality                                                                                         30

ARTICLE IV            CONDUCT OF BUSINESS PENDING THE EFFECTIVE DATE                                             30

4.1      Activity in the Ordinary Course                                                                         30

ARTICLE V             OBLIGATIONS OF PARTIES PRIOR TO AND AFTER
                      EFFECTIVE DATE                                                                             32

5.1      Access                                                                                                  32


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

5.2      Requirements to Obtain Approval of Regulatory Authorities                                               32
5.3      Use of Seller's Name                                                                                    33
5.4      Return of Information                                                                                   33
5.5      Non-Solicitation of Branch Based Business                                                               34
5.6      Further Assurance                                                                                       34

ARTICLE VI            CONDITIONS TO PURCHASER'S OBLIGATIONS                                                      35

6.1      Information and Investigation                                                                           35
6.2      Representations and Warranties True                                                                     35
6.3      Corporate Authority                                                                                     36
6.4      Obligations Performed                                                                                   36
6.5      No Adverse Litigation                                                                                   36
6.6      No Material and Adverse Change of Condition                                                             36
6.7      Regulatory Approval                                                                                     37

ARTICLE VII           CONDITIONS TO THE SELLER'S OBLIGATIONS                                                     37

7.1      Representations and Warranties True                                                                     37
7.2      Corporate Authority and Validity                                                                        37
7.3      Obligations Performed                                                                                   38
7.4      No Adverse Litigation                                                                                   38
7.5      Regulatory Approval                                                                                     38

ARTICLE VIII          TERMINATION                                                                                39

8.1      Methods of Termination                                                                                  39
8.2      Procedure Upon Termination                                                                              40
8.3      Automatic Termination                                                                                   40

ARTICLE IX            MISCELLANEOUS PROVISIONS                                                                   41

9.1      Amendment and Modification                                                                              41
9.2      Waiver or Extension                                                                                     41
9.3      Assignment                                                                                              42
9.4      Survival of Representations, Warranties, Indemnities and Covenants                                      42
9.5      Payment of Expenses                                                                                     42
9.6      Addresses for Notice, etc.                                                                              43
9.7      Press Releases, Public Disclosures                                                                      43
9.8      Counterparts                                                                                            44
9.9      Headings                                                                                                44
9.10     Governing Law                                                                                           44
9.11     Entire Agreement                                                                                        44

                                       3

EXHIBIT  A            Real Estate Description
EXHIBIT  B            Tangible Personal Property Excluded from Sale
EXHIBIT  C            Employees to Transfer Employment
EXHIBIT  D            Core Deposits, Excluding Accrued Interest, as of December 17, 1998
EXHIBIT  E            Instrument of Assumption of Certain Liabilities
EXHIBIT  F            List of Loans Purchased
EXHIBIT  G            Letter Dated April 23, 1998 from Pennsylvania Department of
                      Environmental Protection to Mr. Bradford Fish of Sun Company, Inc.
EXHIBIT H             Indemnity Agreement between Elmwood Federal Savings Bank
                      and Sun Company, Inc. (R&M)
EXHIBIT I             List of Documents Relating to the Previously Disclosed Environmental Issue
EXHIBIT J             Exceptions to Title

                        PURCHASE AND ASSUMPTION AGREEMENT


         THIS PURCHASE AND ASSUMPTION AGREEMENT is made on the 6th day of January, 1999, between Keystone Financial Bank, National Association ("Keystone Bank"), a National Banking Association organized and existing under the laws of the United States, having its principal office at One Keystone Plaza, North Front and Market Streets, Harrisburg, PA 17105 (the "Seller"), and Downingtown National Bank ("Downingtown Bank"), a National Banking Association organized and existing under the laws of the United States, having its principal office at 4 Brandywine Avenue, P.O. Box 1004, Downingtown, Pennsylvania 19335-0904 (the "Purchaser").

         WHEREAS, the Seller desires to sell certain assets and deposit liabilities as herein defined, associated with its community office located at 215 East Cypress Street, Kennett Square, Pennsylvania 19348 (the "Branch) to Purchaser; and

         WHEREAS,   Purchaser  desires  to  buy  such  assets  and  assume  such liabilities of the Branch upon the terms and conditions  hereinafter  set forth;
and

         NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

         1.0 Definitions

         The terms defined in this Section 1.0 shall have the meanings herein specified, unless the context clearly requires otherwise.

         "Agreement" means this Agreement.

         "Assets" means all right, title and interest of Seller in and to each of the following:

          (a) all right, title and interest of Seller in and to the real estate identified on Exhibit A ("Real Estate");

          (b) other than the tangible personal property described on Exhibit B, the furniture, fixtures, equipment and leasehold improvements owned or leased by Seller which are used at the Branch, together with any manufacturer's warranties that are assignable and are in effect (the "Tangible Personal Property");

          (c) the Ready Cash Loans tied to deposit accounts (as detailed in Exhibit F) attributable and booked at the Branch as of the close of business on the Effective Date, except for:

               (i) those loans rejected by Purchaser on the Effective Date on the basis that they are then thirty (30) days or more past due as of the close of business on the Effective Date.

          (d)  cash on hand at the Branch at the Effective Date.

         "Core Deposits," or sometimes "Core Deposit," means any and all deposit liabilities of Seller as shown on the books and records of Seller as being allocated to the Branch, including amounts not yet collected, attributable to the depositors together with accrued interest thereon, including demand accounts, checking accounts, money market demand accounts, savings accounts, IRAs and retail CDs.
         "Depositors" means account holders having Core Deposits at the Branch. "Effective Date" is defined in Section 1.1.
         "Employees" means, prior to the effective date, persons employed at the Branch as of the date of this Agreement who are expected to transfer to Purchaser and, thereafter, employees of the Branch who in fact transferred to Purchaser. Attached as Exhibit C is a list of employees expected to transfer.
         "Previously Disclosed Environmental Issue" as used in this Agreement refers to the soil and groundwater contamination which resulted from the presence of underground gasoline storage tanks left by the previous owner of the real estate, Sunoco, Inc. (R&M), of which

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Purchaser  has been  informed,  as set forth in section  2.11A,  below.  As used herein Sunoco, Inc. (R&M) ("Sun"), includes, Sun Company, Inc. (R&M) and Sun Oil Company of Pennsylvania, Inc., corporate names under which Sunoco, Inc. (R&M) previously was known, and Sunmark Industries, a division of Sun Oil Company of Pennsylvania , Inc.





                                       7
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         1.1    Effective Date

         Except as otherwise provided herein, the closing date for the purchase and assumption herein described (the "Effective Date") shall be on a date that is mutually acceptable to the Seller and Purchaser and that is within 30 days of the day on which all regulatory approvals required by law and this Agreement have been obtained and all applicable waiting periods have expired, but no later than April 30, 1999. The Effective Date shall be established for a Friday (unless a legal holiday and in that event the prior business day), and the closing shall commence at a time sufficient to conclude the closing prior to the time established for the normal close of business at the Branch.

         1.2 Transfer

         A. The Seller agrees, subject to the terms and conditions of this agreement, to validly sell, assign, transfer, convey and deliver, on the Effective Date:

                         (i) to the Purchaser or a nominee of Purchaser which is
affiliated with it by common control (the "Nominee") by special warranty deed all of its rights, title and interest in and to the Real Estate as shown on Exhibit A attached to and made a part hereof, together with all improvements thereon. Seller shall convey to Purchaser or its Nominee such title to the Real Estate that would be marketable and free and clear of all liens, encumbrances, easements, covenants, restrictions and objections (except solely those identified in Exhibit J, attached hereto and made part hereof) and readily insurable as such by a recognized reputable title insurance company doing business in the Commonwealth of Pennsylvania at normal commercially reasonable rates. All real estate taxes (other than transfer taxes) shall be apportioned between Seller and Purchaser or its Nominee as of the Effective Date. Transfer taxes shall be equally divided between Purchaser or its Nominee and Seller;

                         (ii)  to   Purchaser  by  bill  of  sale  with  special
warranty,  all  right,  title,  and  interest  in and to the  Tangible  Personal
Property;

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                         (iii) to  Purchaser  by separate  assignment,  all Core
Deposits maintained at the Branch and all vault cash on hand at the Branch.

                         (iv) to Purchaser, all right, title and interest to the
loans listed in Exhibit F.

         B. Purchaser agrees that on the Effective Date, subject to terms and conditions of this Agreement and as consideration for the aforesaid sale, assignment, transfer, conveyance and delivery:

                         (i)  Purchaser  will pay to the Seller on the Effective
Date:

                             (a) a cash  premium  equal  to 8% of the  principal
amount of the Core Deposits as of the Effective Date. The Core Deposits at the Branch, excluding accrued interest, as of December 17, 1998 are set forth in Exhibit D attached hereto and made a part hereof;

                             (b) a sum of One Hundred  Eighty  Thousand  Dollars
($180,000) on the Effective Date for the Real Estate and the Tangible Personal Property;

                             (c) an amount  equal to the  dollar  value of vault
cash on hand at the Branch as of the close of business on the day immediately preceding the Effective Date;

                         (ii)  Purchaser  will assume and agree to discharge and
pay all Core Deposits purchased by it, with accrued interest.

                         (iii)  Purchaser will assume and agree to discharge all
of Seller's obligations and liabilities related to the loans listed on Exhibit F, except such as arise from Seller's violation of any law or regulations, or Seller's breaches of obligations to the borrower or third parties, as to which Seller agrees to assume and discharge.

         1.3 Additional Obligations of the Purchaser

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         A. To evidence  the  assumption  by Purchaser  of the  liabilities  and obligations of the Seller which are assumed pursuant to this Agreement, Purchaser shall execute, acknowledge and deliver to the Seller, on the Effective Date, an instrument of assumption in the form annexed hereto as Exhibit E.

         B. Purchaser agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of account and the records referred to in Sections 1.4D and 1.4F below for the joint benefit of itself and the Seller, and that it will provide to Seller or its representatives, at any reasonable time and at the Seller's expense, copies (or originals, if originals exist and are required for purposes of legal proceedings) of, any such files, books of account, or records as the Seller shall reasonably deem necessary; provided, however, nothing herein shall require Purchaser to breach any obligation of confidentiality of any customer.

         C. For a period of thirty (30) days from the date this Agreement is signed and delivered by both parties (the "Due Diligence Period"), Purchaser, and its agents, at its sole cost and expense, shall have the right to inspect, test, evaluate and investigate each of the Core Deposits and Assets (including without limitation title to Tangible Personal Property and the condition and zoning and code compliance of the Real Estate) and Seller's documents and records relating thereto and Seller agrees to make the Assets, documents and records available to Purchaser at reasonable times and on reasonable prior notice for such purposes. Except for the environmental assessments discussed below in Section 1.3D, if for any reason Purchaser is dissatisfied with any of the Assets, or their condition or title thereto, Purchaser may, within ten (10) days after expiration of the Due Diligence Period, elect to void the entire sale contemplated by this Agreement, and neither party shall have any further liability to the other arising out of this Agreement.

         D. With respect to the Real Estate, Purchaser may have a Phase I, and where required, Phase II Site Assessment conducted ("Assessment(s)") which shall be completed within 45 days from the date of this Agreement. In the event that the Assessment(s) reveal(s) the presence of contaminated soil and/or groundwater in amounts and/or levels substantially

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greater or higher than those revealed by past sampling and monitoring  performed by Seller, Sun, and/or its consultants, such that the Real Estate is not eligible for a release of liability for remediation to statewide health standards and/or site specific standards for Benzene, Toluene, Ethyl Benzene, and Xylene, as set forth in a letter from the Pennsylvania Department of Environmental Protection (PADEP) to Mr. Bradford Fish, Sun Company, Inc., dated April 23, 1998 (Exhibit G), the Purchaser shall notify Seller by sending Seller a copy of the Assessment(s) within 10 days of its receipt by Purchaser. Seller shall then have 10 days to advise Sun of the results of the Assessment(s). Seller shall then make reasonable efforts to work with both Sun and Purchaser to develop and implement a remediation plan which is mutually acceptable to Seller, Purchaser, and Sun. In the event that the Seller, Purchaser, and Sun are unable to agree on such a remediation plan within 30 days of Sun's receipt of the Assessment(s), either party may, within 10 days after this 30 day period expires, elect to void the entire sale contemplated by this Agreement, and neither party shall have any further liability to the other arising out of this Agreement.

         E. If Purchaser fails to exercise its option to void the entire sale pursuant to Section 1.3 D of this Agreement, then Purchaser, after the Effective Date, at its sole cost and expense, shall cooperate with Seller and Sun:

         (1) to provide access to Sun and its employees, consultants, and agents, and to Seller and its employees, consultants and agents, for the purpose of conducting such sampling, testing, or monitoring, as required in connection with the remediation described in Section 2.11 A, any related application submitted to PADEP pursuant to Act 2 (the Land Recycling and Environmental Remediation Standards Act), or any remediation undertaken pursuant to Section 1.3 D;

         (2) to assist Sun and Seller in obtaining a release of liability from the PADEP pursuant to Act 2, in connection with the remediation described in Section 2.11A.

         (3) by providing Seller with copies of all documents (excluding any which may be protected by attorney client privilege) which are (1) prepared before or after the

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                  Due Diligence  Period and prior to the Effective Date relating to the Previously Disclosed Environmental Issue, including but not limited to any Phase I or Phase II Site Assessment or
                  other  due  diligence   investigation,   whether  prepared  by
                  Purchaser,  its assignee,  or their  consultants or agents, or
                  (2) prepared or received before or after the Effective Date and which relate to the process of attempting to obtain Act 2 agreements relating to the Real Estate. In the event that after the Effective Date of this Agreement any third party makes any claim against Purchaser in connection with the Previously Disclosed Environmental Issue, Purchaser shall provide Seller with notice of such claim within fifteen (15) days, and shall consult with Seller. Purchaser and Seller shall cooperate with respect to determining an appropriate course of action to investigate, respond to, and/or resolve such claim.

         F. Purchaser understands and agrees that any issues and concerns involving the effect of environmental remediation on the Real Estate after the Effective Date should be discussed and resolved with Sun during the assessment period discussed in Section 1.3D and that this includes, but is not limited to, issues concerning operation of the Branch for banking and financial services by Purchaser including parking and access to the Branch.

         1.4      Additional Obligations of the Seller

         On the Effective Date, the Seller shall:

              A. deliver to Purchaser at least two (2) full sets of keys to the Branch, and such of the Assets purchased as shall be capable of physical delivery, including, without limitation, the Tangible Personal Property purchased hereunder;

              B. execute, acknowledge and deliver to Purchaser all such endorsements, assignments, bills of sale, and other instruments of conveyance, assignment and transfer as shall be reasonably necessary or advisable to consummate the sale and transfer of the Assets to Purchaser;

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
              C. make available to Purchaser immediately available funds equal to the amount of Core Deposits with accrued interest assumed by Purchaser under
Section 1.2 B(ii) less the sum of the payments to be made to the Seller as described in Section 1.2 B(i);

              D. transfer, assign and deliver to Purchaser such of the following records pertaining to the Core Deposits as exist and are in Seller's possession in whatever form or medium as are maintained by Seller on the Effective Date:

                  (i)      signature  cards,  orders and  contracts  between the
                           Seller  and   Depositors,   and  records  of  similar
                           character;

                  (ii) negotiated deposit slips and canceled checks or withdrawal orders representing charges to depositors;

                  (iii)    IRA documents and authorization for IRA customers;

                  (iv)     special  customer   authorizations,   including  stop
                           payments,   other   account   holds   and   automatic
                           transfers;

                  (v) organization and business account resolutions and authorizations;

                  (vi)     overdraft  line  of  credit   contracts  and  related
                           documents;

                  (vii) copies of tax identification notices received prior to closing;

                  (viii)   all unpaid tax assessments;

                  (ix) documents authorizing and supporting holds, cautions and levies;

                  (x)      copies of ACH origination forms and records; and,

                  (xi) such other documents as may be necessary to permit proper accounting for and recording of the Core Deposits and to comply with any applicable tax withholding requirements related thereto as may be reasonably requested by Purchaser.

         From and after the Effective Date, the Seller agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the historical books and records of account pertaining to the Core Deposits assumed by Purchaser and not otherwise transferred to

Purchaser on the Effective Date for the joint benefit of itself and Purchaser, and that it will provide to the Purchaser or its representatives, at any reasonable time and at Purchaser's expense, copies (or originals, if originals exist and are required for purposes of legal proceedings) of any such books and records as Purchaser shall reasonably deem necessary; provided, however, nothing herein shall require the Seller to breach any obligation of confidentiality of any customer;

         E. arrange with Sun for Sun to enter into a written Indemnity Agreement with Purchaser, in form and substance reasonably satisfactory to Purchaser, providing Purchaser with rights to indemnification from Sun substantially equivalent to the rights provided by Sun to Seller (as successor to Elmwood Federal Savings Bank ["Elmwood"]), under an Indemnity Agreement between Elmwood and Sun attached hereto as Exhibit H;

         F. On the Effective Date, in addition to the special warranty deed, any bills of sale and any other documents reasonably required by Purchaser's title company in order to insure Purchaser's title to the Real Estate, Seller shall deliver, assign and transfer to Purchaser:

         (i) the originals, if originals exist, of all documents, reports, correspondence and agreements relating in any way to the environmental condition of the Real Estate or to the Previously Disclosed Environmental Issue or Sun's remediation of PADEP's agreements or positions with respect to the Real Estate or its conditions, which are in the possession of Seller or any of its agents; (

         ii) originals, if originals exist, of any agreements relating in any way to the Real Estate; and

         (iii) originals, if originals exist, of all surveys, plans and specifications relating in any way to the Real Estate.

         1.5      Certain Transitional Matters

         A. In order to reduce the continuing charges to Seller through the check clearing system of the banking industry which will result from check forms of Seller being used after the

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
Effective Date by depositors or holders of the Core Deposits, Purchaser, at its cost and expense, on or prior to the Effective Date, shall prepare and mail to each depositor or other holder of a Core Deposit, as appropriate: (i) a letter prepared by Purchaser and reasonably acceptable to Seller notifying each such depositor or account holder of the transfer of his or her account pursuant to this Agreement and requesting where appropriate that upon the receipt of the enclosed temporary checks or withdrawal forms such depositor or holder cease writing checks, drafts and withdrawal orders on forms provided by Seller and carrying its imprint (including name and transit routing number) against any such account, and that such depositor or holder immediately destroy unused checks and withdrawal orders of Seller; (ii) and as appropriate, signature cards and checks and withdrawal order forms of Purchaser with instructions to utilize the checks or withdrawal orders of Purchaser from the Effective Date forward.
         Seller shall co-operate with Purchaser in accomplishing this customer notification.

         B. On or before the Effective Date, Seller and Purchaser shall cooperate and shall take all such action as is necessary to arrange for the direct routing to Purchaser through the check clearing system of the banking industry, effective immediately after the Effective Date, of all checks, drafts and withdrawal orders on forms provided by the Seller and carrying its imprint (including name and transit routing number) and relating to the Core Deposits. In the event that within 60 days after the Effective Date, Seller shall receive any such checks, drafts or withdrawal orders through the check clearing system of the banking industry, Seller shall immediately forward to Purchaser or Purchaser's agent, at the cost and expense of Purchaser, by courier service, overnight delivery service, or such other means as Purchaser shall reasonably request, all such checks, drafts, and withdrawal orders for processing by Purchaser.

         C. Following the Effective Date, Purchaser agrees to pay in accordance with the law and customary banking practices all properly payable checks, drafts and withdrawal orders or proper withdrawals effected through a shared automated teller system of which Seller is a participant, which are presented to Purchaser by mail, over the counter, through the check clearing system of the banking industry, and/or in the manner set forth herein, by depositors or holders of the Core Deposits, whether drawn on the checks, drafts, withdrawal order forms or automated teller machine cards provided by Seller or by Purchaser, and in all other respects, to discharge after the Effective Date, in the usual course of the banking business, all duties and obligations with respect to the balances due and owing to the depositors or holders of the Core Deposits.

         D. If, instead of accepting the obligation of Purchaser to pay the Core Deposits assumed by Purchaser pursuant to this Agreement, any such depositors or holders shall demand payment from Seller for all or any part of such assumed Core Deposits, Seller shall refer all such depositors or holders to Purchaser in the manner and with such instructions, if any, as shall be hereafter established by Seller and Purchaser, and Purchaser shall thereupon be responsible for making such payment (if still demanded) to such depositor or holder. If, after the Effective Date, any of such depositors or holders shall present to Seller, whether in person, by mail, or otherwise, a check, draft or withdrawal order drawn against any of the Core Deposits, Seller shall refer such depositor or holder, or deliver such check, draft or withdrawal order, to Purchaser as set forth above. Purchaser shall pay all such properly payable checks, drafts and withdrawal orders as set forth above and shall promptly reimburse Seller for all expenses paid and charges incurred, if any, by Seller with respect to all such properly drawn checks, drafts and withdrawal orders.

         E. Seller shall provide all information and take all steps required to be taken by it that are reasonably necessary for Purchaser to effect the transfer of any direct deposit arrangement affecting any of the Core Deposits and shall pay to Purchaser, within the applicable midnight deadline, any funds received by Seller which are intended to be credited to any of the Core Deposits. Purchaser shall use its best efforts to complete all actions necessary to effect the transfer of such direct deposit arrangements within 30 days of the Effective Date. Seller shall have the right to return to the payor any direct deposit item received by it subsequent to 90 days after the Effective Date or such other time period as Purchaser and Seller may mutually agree upon.

         F. Seller shall cooperate with Purchaser and use its best efforts to assist in the transfer to Purchaser of the Core Deposits and shall take all reasonable actions necessary to accomplish such transfer, including but not limited to the provision of any required notices to customers with respect to the Core Deposits. Seller shall supply Purchaser with such information and records in its possession and control relating to the Core Deposits as Purchaser may reasonably request, including, but not limited to, periodic portfolio reports and computer tapes setting forth current account information in machine-readable format and any information required for inclusion in all applications to regulatory authorities necessary to consummate the transactions contemplated by this Agreement

         G. Prior to Effective Date, Purchaser shall designate a successor trustee, which may be Purchaser ("Successor Trustee"), as to any IRA account constituting a Core Deposit. Both parties will cooperate with the Successor Trustee. Seller will transfer the trusteeship of all such IRA accounts to the Successor Trustee on the Effective Date, subject to the Successor Trustee's written acceptance of its duties as Successor Trustee in form and substance acceptable to Seller.

         H. Promptly after the execution of this Agreement, Seller will deliver to Purchaser a list of holds, cautions and levies that have been placed by Seller on particular accounts or on individual checks, drafts, or other instruments, specifically describing such holds, cautions and levies. Purchaser shall not be obligated to accept or purchase any Core Deposits which are subject thereto, but shall identify any such rejected Core Deposits prior to the expiration of the Due Diligence Period. Such listed holds, cautions and levies will be continued by Purchaser under the same terms to the extent practicable or required by law.

         I. Subsequent to regulatory approval of the transaction proposed hereunder, Seller will notify its affected customers by letter, in a form mutually agreeable to Seller and Purchaser, of the pending assignment of Seller's Core Deposits to Purchaser, which notice shall be at Seller's cost and expense.

         J. Purchaser agrees to indemnify Seller against liabilities Seller incurs with respect to any checks, drafts or withdrawal orders credited to a Core Deposit as of the Effective Date which are returned to Seller after the Effective Date, provided Seller, within the applicable midnight deadline, notifies Purchaser of any such returns and complies with Purchaser's reasonable instructions with respect to such items. This indemnity shall not apply to any acts or omissions of Seller which are (i) not pursuant to Purchaser's reasonable instructions and (ii) not in compliance with Seller's or Purchaser's responsibilities under applicable law or regulation.

         1.6 Indemnification

         A. The Seller shall indemnify the Purchaser and hold it harmless from and against any losses, liabilities, damages or expenses (collectively, "Losses") that the Purchaser may sustain or become subject to as a result of (i) any material breach of any representation, warranty or agreement of Seller contained in this Agreement, (ii) any claim, legal action or administrative proceeding based on any conduct of Seller or resulting from or arising in connection with the operation or ownership of the Branch or Real Estate or any of the Core Deposits or other Assets transferred hereunder on or prior to the Effective Date, or (iii) the assertion against Purchaser of any liability or obligation with respect to Taxes (as defined below) attributable to the Assets, the Branch or the Real Estate on or prior to the Effective Date or that Seller is obligated to pay hereunder. Notwithstanding the foregoing, Seller shall have no obligation to indemnify Purchaser against any Losses below an aggregate amount of $10,000. The foregoing limitations on the obligation of Seller to indemnify Purchaser shall not apply to any claim, legal action, or administrative proceeding arising from or relating to the Previously Disclosed Environmental Issue.

         B. The Purchaser shall indemnify the Seller and hold it harmless from and against any losses, liabilities, damages or expenses (collectively, "Losses") that the Seller may sustain or become subject to as a result of (i) any material breach of any representation, warranty or agreement of the Purchaser contained in this Agreement, (ii) any claim, legal action or administrative proceeding based on any conduct of the Purchaser or resulting from or arising in connection with the operation or ownership of the Branch or Real Estate or any of the Core Deposits or other Assets transferred hereunder from and after the Effective Date, or (iii) the assertion against Seller of any liability or obligation with respect to Taxes (as defined below) attributable to the Assets, the Branch or the Real Estate from and after the Effective Date or that Purchaser is obligated to pay hereunder. Notwithstanding the foregoing, the Purchaser shall have no obligation to indemnify Seller against any Losses below an aggregate amount of $10,000.

         C. "Taxes" shall include, but not be limited to any federal, state, local, foreign and other income, franchise, capital stock, employees' income withholding, non-resident alien withholding, social security, unemployment, disability, real property, personal property, sales, use, excise, transfer, business privilege, loans and other taxes or governmental assessments, fees or charges, including any interest, penalties or additions to tax on the foregoing.

         D. To exercise its indemnification rights under this Section 1.6 as a result of the assertion against it of any claim or liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of all facts relating thereto within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claim or liability (in which event the indemnified party may participate in the defense at its own sole expense). The indemnified party shall have the right to settle or compromise any such claim or liability and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within thirty
(30) days after receiving notice of the claim or liability in accordance with this Section 1.6 D, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense.

         1.7      Prorations

         A. Any deposit insurance premium assessment and other tax or related assessment paid or payable relating to the Core Deposits shall be prorated between the parties as of the Effective Date. To the extent that such premium, tax or assessment has been prepaid by Seller for a period extending beyond the Effective Date, Purchaser shall pay Seller at Closing the amount applicable to the period after the Effective Date calculated at the premium rate paid by the Seller.

         B. It is the intention of the parties that Seller shall operate for its own account the business being transferred pursuant to this Agreement until the close of business on the Effective Date, and that the Purchaser shall operate for its own account the business being transferred pursuant to this Agreement from and after the Effective Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense shall be prorated or adjusted between the parties as of the close of business on the Effective Date, whether or not such adjustment would normally be made as of such time, including without limitation, rents applicable to real estate leases, contract payments, utility payments, real and personal property taxes, similar expenses and charges, and security and utility deposits. The obligations of the parties under this paragraph shall survive the Effective Date.

         1.8      Settlement Procedure

         Notwithstanding the transaction herein described occurring on the Effective Date, the settlement for the purchase and assumption and the transfer of the Assets and Core Deposits shall occur as follows:

         A. On or prior to the Effective Date, the parties will conduct a preliminary settlement using data accumulated through the close of business at the Branch on a date no more than five (5) days prior to the Effective Date as mutually agreed to by the parties. Based upon such preliminary data, the amount due Purchaser and the amount due the Seller shall be netted, and the netted difference will be paid to the Purchaser by the Seller or to the Seller by the Purchaser, as the case may be, on the Effective Date.

         B. Title to the Real Estate and Tangible Personal Property shall be transferred on the Effective Date.

         C. Promptly following the Effective Date, once all Branch data up to and including the close of business on the day immediately preceding the Effective Date is available, the parties will conduct an adjusting settlement using such updated data. An appropriate adjusting settlement payment from the Seller to Purchaser or from Purchaser to the Seller, as the case may be, will be made, together with accrued interest calculated at the Federal Funds rate for the number of days lapsed between the Effective Date and the date of such adjusting settlement payment.

         1.9 Employees

         A. Purchaser intends, but is not obligated to continue the employment of Seller's Employees for a minimum of one (1) year from the Effective Date at the work site where they are employed as of the Effective Date and/or another office of the Purchaser. Such employment is to be effective at the close of business on the Effective Date. Any Employees that continue to be employed by Purchaser will be paid a salary or wage on the same bases or scales which Purchaser pays to its other employees for comparable positions in Purchaser's organization. Bonuses or incentive compensation will be paid in accordance with Purchaser's employee policies and practices, as amended from time to time. Any employees who continue to be employed by Purchaser will be offered health, welfare and retirement benefits as are currently being provided by Purchaser to its employees in positions with comparable responsibilities and years of service.

         B. Purchaser has the right to terminate any Employee at any time for acts that are illegal or are otherwise in violation of Purchaser's operating or personnel policies or would otherwise be a basis for termination of Purchaser's other comparable employees.

         C. For the purposes of determining credit for eligibility and vesting (but not for any other purposes including without limitation accrual of benefits) in Purchaser's benefit plans, Purchaser agrees to use for each Employee hired, the Employee's date of hire as shown in Seller's personnel records.

         D. The foregoing undertakings are meant solely to mitigate any liability risks of Seller and are only for the benefit of Seller and are not for the benefit of any individual Employees.

         E. Seller assumes all payroll and other obligations for Employees for periods through the close of business on the Effective Date and shall make final payments of salary and other lump sum cash payments to which the Employee may be entitled in accordance with its regular payroll schedule. Purchaser assumes all payroll and other obligations for Employees for periods after the Effective Date.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         2.1      Corporate Organization

         Seller is a National Banking Association validly existing and in good standing under the laws of the United States. Seller has the corporate power and authority to own its properties, to carry on its business as presently conducted, and to effect this transaction. The Core Deposits are, subject only to monetary limits established by law and regulation, insured by the Federal Deposit Insurance Corporation ("FDIC") through its Bank Insurance Fund ("BIF").

         2.2      Real Estate

         On and after the execution of this Agreement, Seller shall provide to Purchaser all information and reports in its files concerning the physical condition of the Real Estate, including but not limited to all environmental condition reports, all maintenance contracts and repair records and shall permit Purchaser's agents to interview Seller's building maintenance and management personnel and Seller's legal counsel and other professional consultants regarding the physical condition of the Real Estate. Seller shall also provide to Purchaser complete copies of all surveys of the Real Estate which are in the possession or control of Seller or any of its agents.

         2.3      Title to Personal Property; Encumbrances

         A. Except as otherwise noted in this Agreement or the Exhibits hereto, Seller is the owner of the Tangible Personal Property and other assets to be transferred to Purchaser pursuant to this Agreement, and in no case are such assets subject to any mortgage, pledge, lien, security interest, conditional sales agreement, lease, encumbrance or charge of any nature whatsoever, except as disclosed in the Exhibits hereto.

         B. Except as otherwise expressly provided in this Agreement, the Real Estate, and Tangible Personal Property being sold to Purchaser are being sold on an "as is and where is" basis without recourse to Seller and with no warranties express or implied with respect to design, fitness, condition or otherwise. The Tangible Personal Property to be transferred pursuant to this Agreement is, to Seller's best knowledge and belief, in good operating condition and repair, giving consideration to age and use and subject to ordinary wear and tear.

         C. With the exception of the Previously Disclosed Environmental Issue, Seller has received no notice of any violation of zoning laws, building or fire codes, or other statutes, ordinances or regulations relating to the Branch.

         D. Seller has no actual knowledge (not having made any specific investigation for this purpose) and has received no written notice of any proposed assessments against such Branch for public improvements or any notice that the current use of the Branch violates any law, ordinance, rule or regulation, including zoning, lane division, building, fire, or health laws.

         2.4 No Violation

         The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument of Seller or to which Seller is subject, which breach, violation or default would have a material adverse effect on the financial condition, business or result of operation of Seller and its subsidiaries taken as a whole or on Seller's ability to perform its obligations under this Agreement or Purchaser's ability to operate the Branch, or (ii) a breach or violation of, or a default under, Seller's articles of association, articles of incorporation or by-laws, and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the approval of applicable regulatory authorities, if any, which approval shall have been obtained prior to the Effective Date.

         2.5      True Statements

         To Seller's best knowledge and belief, no exhibit hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the circumstances in which they were made, not misleading.

         2.6      Limitation of Warranties

         Except as may be expressly represented or warranted in this Agreement or any deed, bill of sale, assignment or other related agreement or instrument by the Seller, the Seller makes no representations or warranties whatsoever with regard to any Assets being transferred, assigned or delivered to the Purchaser or any liability or obligation being assumed by the Purchaser.

         2.7      Deposits

         The Core Deposits to be transferred pursuant to this Agreement are fully enforceable and are, and Seller's administration and disclosure with respect thereto have at all times since the acquisition of Elmwood Federal Savings Bank been, in compliance with all applicable rules and regulations in all respects including, by way of illustration and not limitation, their terms, interest rates and administration. The list of Core Deposits contained in Exhibit D is true and correct as of December 17, 1998.

         2.8 Deposit Insurance

         The Core Deposits to be transferred pursuant to this Agreement are insured by the Federal Deposit Insurance Corporation, by its "BIF" Fund up to the maximum extent permitted by law. Seller has filed all reports and paid all premiums required under the Federal Deposit Insurance Act.

         2.9 Status of Loans

         With respect to each loan being purchased by the Purchaser pursuant to this Agreement, the loan is a valid loan which is, and Seller's actions in connection with the origination, disclosure and administration thereof at all times since the acquisition of Elmwood Federal Savings Bank have been, in conformity in all material respects with applicable laws and regulations. The principal balance and accrued, unpaid interest of each loan, as shown on Seller's books and records is true and correct as of the last date shown thereon. Seller possesses on micro-fiche or micro-film true and complete copies of all notes, mortgages and other loan documents and will deliver them to Purchaser on the Effective Date. Seller had not classified any of the loans or established any specific reserve against any of the loans.

         2.10     No Adverse Litigation

         Except for the Previously Disclosed Environmental Issue, there is no action, arbitration, suit, proceeding or claim pending or, to the best knowledge of Seller, threatened, against Seller with respect to, or adversely affecting the Assets being purchased hereunder or the liabilities being assumed hereunder before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, or which would adversely affect Seller's ability to perform its obligations under this Agreement.

         2.11 Environmental Matters

         A. Disclosure of Contamination from Underground Storage Tanks and Related Piping, and Remedial Actions and Groundwater Monitoring.

         Prior to 1980, the Real Estate was operated by a previous owner as a retail gasoline station. In 1980, underground storage tanks on the property, which had been used for storing gasoline and oil, were removed from service and filled with inert material, and said tanks, along with related piping, remain on the property. (An associated waste oil tank was removed from the property at a later time.) Contamination of soil and groundwater at the property from contaminants from gasoline have been observed, and some volatilized contaminants were released into the building on the property. Certain remedial actions have been taken, including the removal and disposal of piping and some contaminated soil, and the sealing of a crack in the building's wall. Groundwater monitoring has been conducted on the property. Some contamination remains in the soil and groundwater. The existence of the soil and groundwater contamination at the Branch property has been reported to the PADEP, and the PADEP has reviewed the specific levels of contamination measured. Seller has provided to Purchaser copies of the documents relating to this contamination, remediation, and monitoring, which include but are not limited to the documents identified on
Exhibit I. Seller has also provided and will hereafter, on a timely basis to permit Purchaser's evaluation within the Due Diligence Period, provide Purchaser with the opportunity to interview its own employees regarding such contamination, and provide access to representatives of Sun and its consultants who have conducted the referenced remedial actions and/or monitoring, in order to assist Purchaser in its evaluation of this contamination.

         B. With the exception of remedial and investigative activities conducted in connection with the contamination disclosed in this Section 2.11 and Exhibit I, as of the date of the Agreement, Seller has not conducted any investigation into the existence of any other contamination of soil or groundwater at the property. With the exception of the contamination disclosed in this Section 2.11, Seller has no knowledge of the contamination of soil or groundwater at the property by any hazardous substances or hazardous wastes.

         C. Purchaser is not waiving or releasing any rights, by way of indemnity, contribution or otherwise, which it may have now or hereafter against Seller, Sun or any third party relating to the Previously Disclosed Environmental Issue involving the Real Estate, whether under this Agreement or otherwise.

         D. Seller will cooperate with Purchaser and Sun in obtaining an Act II release of liability from PADEP.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Seller as follows:

         3.1      Corporate Organization

         Purchaser is a National Banking Association duly organized, validly existing and in good standing under the laws of the United States. Purchaser has the corporate power and authority to own the property being acquired, to assume the liabilities being transferred, and to effect the transactions contemplated hereunder. Purchaser's deposits are insured by the Federal Deposit Insurance Corporation and Purchaser is a member of BIF.

         3.2      No Violation

         The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby by it will not constitute (i) a breach or violation of, or a default under, any law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument of the Purchaser or to which the Purchaser is subject, which breach, violation or default would have a material adverse effect on the financial condition, business or result of operation of the Purchaser and its subsidiaries taken as a whole or Purchaser's ability to perform its obligations under this Agreement, or (ii) a breach or violation of, or a default under, the Purchaser's articles of association, articles of incorporation or by-laws, and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the approval of applicable regulatory authorities, which approval shall have been obtained prior to the Effective Date.

         3.3      Broker

         Other than Anonick Financial Corporation, Purchaser has not retained or otherwise engaged any broker, finder or any other similarly employed person or agreed to pay any fee or commission to any agent, broker or other similarly employed person for or on account of this Agreement or in connection with the transactions contemplated hereby. Purchaser is solely responsible for paying all such fees and/or commissions to Anonick Financial Corporation.

         3.4 Environmental Matters

         A. Disclosure of Contamination from Underground Storage Tanks and Related Piping, and Remedial Actions and Groundwater Monitoring.

         Purchaser acknowledges that Seller has provided to Purchaser copies of the documents relating to this contamination, remediation, and monitoring, which are identified on Exhibit I. Purchaser further acknowledges that Seller has provided it with access to representatives of Sun and its consultants who have conducted the referenced remedial actions and/or monitoring, in order to assist Purchaser in its evaluation of this contamination.

         B. Inspection of the Branch and Due Diligence Investigation.
         Purchaser acknowledges that Seller has agreed to provide it with full access to the Branch for the purpose of inspecting the property in order to allow Purchaser to conduct a "due diligence" investigation into any and all environmental matters and compliance with applicable laws. Such access will include the opportunity to conduct any surveys, sampling, or testing deemed necessary by Purchaser, and to interview Seller's employees in connection with environmental matters. If Purchaser interviews Seller's employees, Purchaser shall provide Seller, in writing, within thirty days, a detailed summary of all information or statements obtained from such employees in such interviews. Purchaser acknowledges that any information or statements provided to Purchaser by Seller's employees during interviews conducted as part of such due diligence investigation shall not constitute representations or warranties by Seller.

         C. Acceptance of Branch Property in "As-Is" Condition.
         Subject to the express provisions of this Agreement which concern the Previously Disclosed Environmental Issue and section 1.3C of this Agreement, Purchaser accepts the Branch and takes title to the Real Estate described in Exhibit A, in "as-is" condition. Purchaser agrees and represents that, except as expressly contained in this Agreement, no representations by or on behalf of Seller have been made as to the condition of the Branch, any restrictions related to the development of the Real Estate, the applicability of any governmental requirements, or the suitability of the property for any purpose whatsoever. Purchaser represents and warrants that it intends to conduct its own independent "due diligence" investigation of environmental matters, including the inspection of the Branch property, and except for the information contained in Section 2.11A and Exhibit I, is relying solely on such independent investigation.

         3.5      Confidentiality

         The provisions of the existing confidentiality agreement between Seller and Purchaser shall apply to this Agreement and the confidentiality agreement is incorporated herein by this reference.

                                   ARTICLE IV

                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE DATE

4.1               Activity in the Ordinary Course

         A. Seller shall carry on the business of its Branch substantially in the same manner as heretofore, and Seller shall not, with regard to such Branch, engage in any activities or transaction outside its ordinary course of business as conducted as of the date hereof except for activities or transactions contemplated by this Agreement, provided, however, that Seller need not, in its sole discretion advertise or promote new or substantially new customer services in the Branch's principal market area. Seller shall use reasonable efforts to preserve its business operation as conducted at the Branch, to preserve for Purchaser the good will of its customers and others doing business with the Branch, and to cooperate with and assist Purchaser in assuring the orderly transition of such business from Seller to Purchaser. Nothing in this paragraph shall be construed as requiring Seller to engage in any activities or efforts outside the ordinary course of business as presently conducted.

         B. Seller shall not institute any policy changes that apply exclusively to the Branch from the date of this Agreement to the Effective Date without the express written approval of Purchaser.

         C. Between the date hereof and the Effective Date, Seller shall maintain all of the property at the Branch in customary repair, order and condition, and maintain its books, accounts and records concerning the Branch in the ordinary and usual manner on a basis consistent with past practice.

         D. Between the date hereof and the Effective Date, Seller shall not, without the prior consent of the Purchaser: (i) cause or permit the transfer from or to the Branch of any deposits, except upon the unsolicited request of a depositor or otherwise in the ordinary course of business; (ii) offer to or modify any of the contractual terms on the deposits at the Branch, except in the ordinary course of business; (iii) direct any special deposit promotions solely within the Branch's principal market area; or (iv) otherwise materially increase the aggregate costs of funds of the Branch.

         E. Between the date hereof and the Effective Date, Seller shall not, without prior consent of the Purchaser acquire or dispose of Tangible Personal Property of the Branch, except for replacement of furniture, fixtures and equipment and normal maintenance and refurbishing in the ordinary course of business of the Branch. If any material damage is caused to the Branch by Seller's removal of any property, Seller will repair the damage prior to the Effective Date.

         F. Between the date hereof and the Effective Date, Seller shall not, without prior consent of the Purchaser (i) increase or agree to increase the salary, remuneration or compensation of persons employed at the Branch other than in accordance with Seller's customary policies and/or bank-wide changes, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice; or (ii) enter into any employment contracts with any officers or employees of the Branch.

                                    ARTICLE V

            OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE DATE

         5.1       Access

         At reasonable times and upon prior notice, without interfering with the normal business and operations of the Seller relating to the Branch, Seller shall afford to the officers and authorized representatives of the Purchaser access to the properties, books and records pertaining to the Branch in order that the Purchaser may have full opportunity to make reasonable investigation. The officers of Seller shall furnish the Purchaser with such additional financial and operating data and other information as to its business and properties at the Branch as may be reasonably necessary for the orderly transfer of the Branch, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. Nothing in this Section 5.1 shall be deemed to require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. Anything to the contrary notwithstanding, the Purchaser shall not require Seller to disclose Seller's profitability analysis of the Branch or any other proprietary financial information.

         5.2      Requirements to Obtain Approval of Regulatory Authorities

         Purchaser's Requirements. In order to consummate this Agreement, Purchaser will be required to obtain certain approvals from proper regulatory authorities. Purchaser shall, within 30 days of the signing of this Agreement, file applications with the proper regulatory authorities notifying such regulators of its intent to consummate the transaction and thereafter shall (i) comply with the normal and usual requirements imposed by such authorities applicable to effectuate the transaction, and (ii) use its good faith efforts to promptly obtain any required permission of such regulatory authorities to consummate the transaction

         Seller's Requirements. Seller will cooperate with Purchaser in the preparation and filing of all applications with the appropriate regulatory authorities.

         5.3      Use of Seller's Name

         Except as contemplated hereby for the orderly transfer of the liabilities and assets, Purchaser agrees that after the Effective Date the name of the Seller shall not be used in any manner without the express prior written consent of Seller. Purchaser shall not state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of Purchaser. With Seller's express prior written consent, Purchaser may use Seller's name to describe this transaction in any public communications.

         5.4      Return of Information

         In the event that the transactions contemplated hereby are not consummated for any reason, each party agrees that it will return or cause to be returned to the other party all information obtained in connection with this transaction and will not, except as otherwise required by law, disclose or use such information in the conduct of Purchaser's business or otherwise.

         5.5      Non-Solicitation of Branch Based Business

         In order that the Purchaser may have and enjoy the full benefit of the transactions contemplated by this Agreement, Seller agrees that it will not, for a period of three (3) years following the Effective Date, either (i) directly or indirectly solicit customers whose loans and/or deposit liabilities and/or banking relationships are acquired by the Purchaser pursuant to this Agreement; or (ii) establish a bank branch or automated teller, cash, loan or other machine within a five (5) mile radius of the Branch, except that an acquisition occurring in connection with a combination of Seller or Seller's parent company with another existing financial institution or bank holding company shall not violate this covenant. The foregoing shall not, however, limit solicitations by the Seller (i) as may occur in connection with advertising or solicitations directed to the public generally by means of general circulation so long as such mailing lists are not derived from Seller's customer lists for the Core Deposits or loans being sold to Purchaser; or (ii) as may occur in connection with direct mailings from mailing lists purchased from sources outside the Seller; or (iii) as may occur as a result of Seller's solicitation of deposits or loans outside of the Commonwealth of Pennsylvania; or (iv) of customers who have any existing lending, deposit, trust, or other banking relationships domiciled at any of the Seller's branch offices or other facilities which are not transferred to the Purchaser hereunder.

         5.6      Further Assurance

         The parties hereto agree to execute and deliver such instruments and to take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. The Seller agrees to duly execute and deliver such bills of sale, acknowledgments and other instruments of conveyance and transfer as shall be necessary and appropriate in the reasonable judgment of the Purchaser to vest in the Purchaser the legal and equitable title to the Assets of the Seller being sold hereunder, free and clear of all liens and encumbrances except as otherwise noted in the Exhibits hereto. Seller shall be responsible for all costs of deed recordation, and Purchaser shall be responsible for all titling fees. Purchaser shall also pay or reimburse Seller for Seller's payment of Purchaser's portion of all state or local sales or compensating use or transfer taxes payable in connection with the transactions contemplated hereunder, other than any tax or portion thereof calculated directly or indirectly with respect to the income of the Seller

                                   ARTICLE VI

                      CONDITIONS TO PURCHASER'S OBLIGATION

         The obligation of the Purchaser to complete the transactions provided for in this Agreement are conditioned upon fulfillment, at or before the Effective Date, of each of the following conditions:

         6.1 Information and Investigation

         Subject in all cases to the terms and conditions of confidentiality provided in the Agreement, pursuant to Section 5.1, Seller will promptly afford to Purchaser, its officers, attorneys, accountants, and other authorized representatives, access to information concerning the property, the books and records pertaining to the Branch, financial and operating data and such other information as is reasonably necessary for the evaluation of the Assets, Core Deposits and Employees. Purchaser will promptly commence any investigations it deems necessary or desirable with respect to such information, and after a reasonable period of time, not to exceed forty (40) days from the date hereof, advise Seller in writing whether, on the basis of such investigation and review, and the discussions and negotiations to such date, Purchaser intends to proceed to consummate this transaction.

         6.2      Representations and Warranties True

         The representations and warranties made by Seller in this Agreement shall be true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Purchaser.

         6.3      Corporate Authority

         The execution and delivery of this Agreement, and the consummation of this transaction, shall have been authorized by the Board of Directors of Seller. No further corporate authorization on the part of Seller shall be necessary to consummate this transaction. This Agreement shall be valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

         6.4       Obligations Performed

         Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it within the timeframe specified herein or, where no timeframe is specified, prior to or at the Effective Date.

         6.5      No Adverse Litigation

         Except as has been previously disclosed by Seller, on the Effective Date, no action, suit or proceeding shall be pending or threatened against Seller which might reasonably be expected to (a) materially and adversely affect the business, properties, and Assets of the Branch, or (b) materially and adversely affect this transaction.

         6.6      No Material and Adverse Change of Condition

         Except as has been previously disclosed by Seller, on the Effective Date, there has been no material and adverse change in the condition (financial or otherwise), assets, liabilities, business operations or future prospects of the Branch, including, but not limited to, a material adverse change in the Branch's deposits, their composition, terms or rates in the aggregate.

         6.7 Regulatory Approval

         All filings and registrations with and notifications to all Federal and state authorities required for consummation of the acquisition shall have been made. All approvals and authorizations of all Federal and state authorities required for consummation of the acquisition shall have been received and shall be in full force and effect, provided said approvals do not impose upon Purchaser any material adverse condition which would materially affect Purchaser's ability to operate the Branch, and all applicable waiting periods shall have passed.



                                   ARTICLE VII
                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligation of Seller to complete the transactions provided for in this Agreement are conditioned upon fulfillment, at or before the Effective Date, of each of the following conditions:

         7.1      Representations and Warranties True

         The representations and warranties made by the Purchaser in this Agreement shall be true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Seller.

         7.2      Corporate Authority and Validity

         The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereunder shall have been duly authorized by the Board of Directors of Purchaser and no further corporate authorization on the part of the Purchaser shall be necessary to consummate the transactions contemplated hereunder. This Agreement shall be a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

         7.3      Obligations Performed

         The Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it within the timeframe specified herein or, where no timeframe is specified, prior to or at the Effective Date.

         7.4      No Adverse Litigation

         Except as has been previously disclosed by Purchaser, on the Effective Date, no action, suit or proceeding shall be pending or threatened against the Purchaser which might materially and adversely affect this transaction.
         7.5      Regulatory Approval

         All filings and registrations with and notifications to all Federal and state authorities required for consummation of the acquisition shall have been made. All approvals and authorizations of all Federal and state authorities required for consummation of the acquisition shall have been received and shall be in full force and effect, provided said approvals do not impose upon Purchaser any material adverse condition which would materially affect Purchaser's ability to operate the Branch, and all applicable waiting periods shall have passed.

                                  ARTICLE VIII

                                   TERMINATION

         8.1      Methods of Termination

         This Agreement may be terminated in any of the following ways:

               A. at any time on or before the Effective Date by the mutual consent in writing of the Purchaser and the Seller;

               B. on or before the Effective Date, by Seller in writing, if the conditions set forth in Article VII of this Agreement shall not have been met by the Purchaser or waived in writing by Seller;

               C. on or before the Effective Date, by the Purchaser in writing, if the conditions set forth in Article VI of this Agreement shall not have been met by Seller or waived in writing by the Purchaser;

               D. up to forty (40) days following the date of this Agreement, by Purchaser in writing in the event Purchaser declines to consummate the acquisition based on the results of Purchaser's investigation, without further obligation on the part of Purchaser to Seller.

               E. at any time on or prior to the Effective Date, by the Purchaser or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect, or is in breach of any covenant, undertaking or obligation contained herein and such breach has not been cured by the earlier of thirty (30) days after the giving of notice to the breaching party of such breach or the Effective Date;

               F. by the Seller, in writing, if Purchaser has failed to file the appropriate regulatory applications within 30 days of signing of this Agreement; and

               G. by the Seller in writing at any time after any of the regulatory authorities has denied any application of Purchaser for approval of the transaction contemplated herein.

               H. by Purchaser in writing pursuant to Section 1.3 C of this Agreement.

               I. by Purchaser or Seller in writing pursuant to Section 1.3 D of this Agreement.

         8.2      Procedure Upon Termination

         In the event of termination pursuant to Section 8.1 hereof, written notice thereof shall be given promptly to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

               A. each party will return all documents, work papers and other materials of the other party relating to this Agreement, whether obtained before or after the execution hereof, to the party furnishing the same; and

               B. all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or hereafter becomes public through no act or omission of the receiving party) shall be deemed confidential and shall not at any time be used for any purpose by the receiving party or disclosed by such party to third persons.

         8.3      Automatic Termination

         Either party hereto may, if not then in default of any of its obligations hereunder, upon notice to the other party terminate this Agreement if the purchase, sale and assumption contemplated hereby is not consummated on or before April 30, 1999. Upon such termination, all rights and obligations of the parties hereunder shall cease; provided, however, that any such election to terminate shall not constitute a waiver of or prejudice any right to damages, indemnification or other remedy to which the electing party may be entitled under law or under this Agreement as a result of any breach of the other party's obligations hereunder.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         9.1      Amendment and Modification

         The parties hereto, by mutual consent of their duly authorized officers may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         9.2      Waiver or Extension

         Except with respect to required approvals of the applicable governmental authorities, any party, by written instrument signed by its Chairman or President, may extend the time for the performance of any of the obligations or other acts of the parties and may waive (i) any inaccuracies in the representations or warranties in any documents delivered by the other pursuant hereto or (ii) compliance with any of the undertakings, obligations, covenants or the acts contained herein by the other.

         9.3      Assignment

         This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, prior to the Effective Date, by any of the parties hereto without the prior written consent of the other party, except that Purchaser may assign its right to purchase the Real Estate to any nominee which is affiliated with it by common control. If Purchaser does assign its right to purchase the Real Estate to a nominee affiliated with it by common control, Purchaser agrees and/or represents and warrants that (1) any such assignment shall expressly require the assignee to assume all of the Purchaser's obligations under this Agreement and (2) Purchaser will make full and complete disclosure to any such assignee of the Previously Disclosed Environmental Issue.

         9.4  Survival of Representations, Warranties, Indemnities and Covenants

         The representations, warranties, indemnities of this Agreement (and any covenants herein referencing to, or to be performed during, periods thereafter) shall survive the Effective Date, except as expressly provided to the contrary herein or unless the context otherwise requires.

         9.5      Payment of Expenses

         Except as otherwise specifically provided in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder. Except as otherwise provided herein, any expenses, fees, and costs necessary for any approvals of the appropriate Federal and/or State regulatory authorities, or for any notice to depositors of the assumption of Core Deposits provided for in this Agreement shall be paid by the Purchaser.

         9.6      Addresses for Notice, etc.

         All notices, requests, demands, consents, and other communication provided for hereunder and under the related documents shall be in writing (including telegraphic communication) and mailed (by registered or certified mail) or telegraphed or delivered to the applicable party at the address indicated below:
         If to the Seller:
         Keystone Financial Bank, National Association
         One Keystone Plaza
         North Front and Market Streets
         Harrisburg, PA  17105

         Attn:    Mark L. Pulaski, President and COO

         If to the Purchaser:
         Downingtown National Bank
         4 Brandywine Avenue
         P.O. Box 1004
         Downingtown, PA  19335-0904

         Attn:    Henry Thorne, President and CEO

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.

         9.7      Press Releases, Public Disclosure

         During the period from the execution of this Agreement to the Effective Date, Purchaser and Seller will consult with one another before issuing any press release or otherwise making any public statements or customer notification with respect to this Agreement and the transactions contemplated hereby, and neither Seller nor Purchaser shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law. As soon as practicable after execution of this Agreement, Purchaser and Seller shall each separately meet with the Employees prior to jointly issuing a press release for general circulation. In the event that any notice to Branch customers may be required by law or by deposit contract, the party required to give such notice shall give the notice at that party's sole expense and provide the other party with a copy of the notice.

         9.8 Counterparts

         This  Agreement  may  be  executed   simultaneously   in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.9      Headings

         The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         9.10     Governing Law

         The Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

         9.11     Entire Agreement

         This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreements between them respecting the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings oral or written between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

         IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be affixed as of the date first written above.

[SEAL]                                     Seller:

Attest                                     KEYSTONE FINANCIAL BANK, NATIONAL ASSOCIATION

/s/ Ben G. Rooke                           /s/ Mark L. Pulaski
Ben G. Rooke                               Mark L. Pulaski
Vice Chairman, Secretary, General Counsel  President and Chief Operating Officer



                                           Purchaser:

Attest                                     DOWNINGTOWN NATIONAL BANK

/s/ Bruce E. Moroney                       /s/ Henry Thorne
Bruce E. Moroney                           Henry Thorne
Senior Vice President and                  President and Chief Executive Officer
Chief Financial Officer

AGREEMENT TO AMEND THE PURCHASE AND ASSUMPTION AGREEMENT BETWEEN KEYSTONE FINANCIAL BANK, NATIONAL ASSOCIATION AS SELLER AND DOWNINGTOWN NATIONAL BANK AS PURCHASER, dated JANUARY 6, 1999

         WHEREAS, Keystone Financial Bank, National Association ("Keystone") and Downingtown National Bank ("Downingtown") have entered into an agreement, titled "PURCHASE AND ASSUMPTION AGREEMENT BETWEEN KEYSTONE FINANCIAL BANK, NATIONAL ASSOCIATION as Seller and DOWNINGTOWN NATIONAL BANK as Purchaser as of January 6, 1999" ("the Agreement"); and

         WHEREAS, pursuant to section 9.1 of the Agreement, the parties by mutual consent of their duly authorized officers may amend the Agreement in such manner as may be agreed upon by them in writing; and

         WHEREAS, pursuant to section 1.3(C) of the Agreement, Downingtown received a "Due Diligence Period" of thirty (30) days from the date the Agreement was signed to inspect, test, evaluate, and investigate each of the Core Deposits and Assets and Seller's documents and records relating thereto, and said Due Diligence Period expires on February 5, 1999; and

         WHEREAS, Downingtown has asked Keystone to extend said Due Diligence Period,

         NOW THEREFORE, this 5th day of February, 1999, the Parties hereto, intending to be legally bound, hereby AGREE that Section 1.3(C ) of the Agreement be amended as follows:

         1. The Due Diligence Period for Downingtown to inspect, test, evaluate, and investigate each of the Core Deposits and Assets and Seller's documents and records relating thereto, is hereby extended until the close of business on Wednesday, February, 10, 1999. Except for the environmental assessments discussed in Section 1.3(D) of the Agreement, if for any reason Purchaser is dissatisfied with any of the Assets, or their condition or title thereto, Purchaser may, within seven (7) days after the expiration of the Due Diligence Period (i.e., by the close of business on February 17, 1999), elect to void the entire sale contemplated by the Agreement, and neither party shall have any further liability to the other arising out of the Agreement.

         2. No other provision of this agreement is amended or modified by this amendment, and no other date or deadline contained in the Agreement is modified or changed except as expressly provided herein.

         3. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS THEREOF, the parties have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be affixed as of the date first written above.

[SEAL]                                     Seller:

Attest                                     Keystone Financial Bank, National Association


-------------------                        /s/ Mark L. Pulaski
(Name)                                     Mark L. Pulaski
Title:  ---------------                    President and Chief Operating Officer




[SEAL]                                     Purchaser:

Attest                                     Downingtown National Bank

/s/ Bruce E. Moroney                       /s/ Henry Thorne
Bruce E. Moroney                           Henry Thorne
Senior Vice President and                  President and Chief Executive Officer
Chief Financial Officer


                                       2